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                     March 3, 2023

       Jeremey Mistry
       Chief Financial Officer
       Pegasus Digital Mobility Acquisition Corp.
       260 Mason Street
       Greenwich, CT 06830

                                                        Re: Pegasus Digital
Mobility Acquisition Corp.
                                                            Amended Preliminary
Proxy Statement filed on Schedule 14A
                                                            Filed March 2, 2023
                                                            File No. 001-40945

       Dear Jeremey Mistry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Sarah Steece, Esq.